Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
BNY Mellon Investment Funds III:

We consent to the use of our report dated July 24, 2020, with respect to the financial statements of BNY Mellon Equity Income Fund, a series of BNY Mellon Investment Funds III, as of May 31, 2020, incorporated herein by reference and to the references to our firm under the headings Financial Highlights in the Prospectus and Counsel and Independent Registered Public Accounting Firm in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
September 14, 2020